Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated February 28, 2017 (April 28, 2017 as to the effects of the reverse stock split described in Note 23) relating to the consolidated financial statements and financial statement schedule of Gardner Denver Holdings, Inc. and subsidiaries (formerly Renaissance Parent Corp.) appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
 November 13, 2017